UNITED STATES SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 18, 2023

ZeroFox Holdings, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-39722	98-1557361
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1834 S. Charles Street Baltimore, Maryland		21230
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (855) 936-9369

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share Warrants, each whole warrant exercisable for one share of Common Stock at an exercise price of $11.50 per share	ZFOX ZFOXW	The Nasdaq Stock Market LLC The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) On January 18, 2023, we entered into an employment agreement with our Chief Executive Officer and Chairman, James C. Foster. Pursuant to this employment agreement, Mr. Foster’s employment is at-will and may be terminated at any time by us or Mr. Foster. His employment agreement includes obligations relating to the protection of confidential information and the assignment of inventions and intellectual property, as well restrictive covenants regarding non-competition and non-solicitation.

Under his employment agreement, if Mr. Foster is terminated without cause or resigns for good reason (each as defined in his employment agreement), provided he signs and does not revoke a separation agreement that includes a release of claims, then Mr. Foster is eligible to receive (i) 12 months of continued base salary payable in a lump-sum, (ii) payment by the company of the employer-portion of premiums for continued health insurance coverage for 12 months following termination provided Mr. Foster continues his required copayment of premiums, and (iii) 12 months of vesting acceleration of his then-outstanding unvested equity awards. If Mr. Foster is terminated without cause or resigns for good reason within the 3 months prior to or 12 months following a change in control (as defined in the ZeroFox Holdings, Inc. 2022 Incentive Equity Plan), provided he signs and does not revoke a separation agreement that includes a release of claims, then Mr. Foster is eligible to receive (x) 18 months of continued base salary plus 100% of his annual target bonus, all payable in a lump-sum, (y) payment by the company of the employer-portion of premiums for continued health insurance coverage for 18 months following termination provided Mr. Foster continues his required copayment of premiums, and (z) the acceleration of vesting of all of his then-outstanding unvested equity awards.

On January 18, 2023, we also entered into employment agreements with Timothy Bender (Chief Financial Officer, Treasurer and Assistant Secretary), Kevin Reardon (Chief Operating Officer), and Scott O’Rourke (Chief Revenue Officer)(each, an “Executive Officer”). Pursuant to each employment agreement, each Executive Officer’s employment is at-will and may be terminated at any time by us or by the Executive Officer. Each Executive Officer’s employment agreement includes obligations relating to the protection of confidential information and the assignment of inventions and intellectual property, as well restrictive covenants regarding non-competition and non-solicitation.

Under each of these employment agreements, if an Executive Officer is terminated without cause or resigns for good reason (each as defined in his employment agreement), provided he signs and does not revoke a separation agreement that includes a release of claims, then such Executive Officer is eligible to receive (i) 6 months of continued base salary payable in a lump-sum, and (ii) payment by the company of the employer-portion of premiums for continued health insurance coverage for 6 months following termination provided the Executive Officer continues his required copayment of premiums. If an Executive Officer is terminated without cause or resigns for good reason within the 3 months prior to or 12 months following a change in control (as defined in the ZeroFox Holdings, Inc. 2022 Incentive Equity Plan), provided he signs and does not revoke a separation agreement that includes a release of claims, then such Executive Officer is eligible to receive (x) 12 months of continued base salary plus a pro-rated portion of his annual target bonus, all payable in a lump-sum, (y) payment by the company of the employer-portion of premiums for continued health insurance coverage for 12 months following termination provided the Executive Officer continues his required copayment of premiums, and (z) the acceleration of vesting of all of his then-outstanding unvested equity awards.

The employment agreements for Messrs. Foster, Bender, Reardon and O’Rourke will be filed as exhibits to the company’s Form 10-K for the fiscal year ended January 31, 2023.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ZEROFOX HOLDINGS, INC.

Date: January 18, 2023	By:	/s/ Timothy S. Bender
	Name:	Timothy S. Bender
	Title:	Chief Financial Officer